Exhibit 99.1

Contact: Peter G. Wiese, EVP & CFO, (530) 898-0300
For Immediate Release
TRICO BANCSHARES ANNOUNCES FIRST QUARTER 2023 RESULTS
Notable Items for First Quarter 2023
•Net income was $35.8 million compared to $36.3 million in the trailing quarter, and compared to $20.4 million in the same quarter of the prior year; Pre-tax pre-provision net revenue was $53.2 million compared to $55.3 million in the trailing quarter, and compared to $36.6 million in the same quarter of the prior year
•Balance sheet flexibility anchored in readily accessible sources of liquidity including undrawn borrowing capacities, on-balance sheet cash and unpledged investment securities totaling in excess of $4.4 billion
•Diversified and granular deposit base including approximately 250,000 accounts which are spread over the Northern two-thirds of California and having an average account size of just over $30,000
•Credit quality remains strong and stable with non-performing assets representing less than 0.2% of total assets and an allowance for credit losses of 1.69% of total loans or 686% of non-performing loans
•Average yields on earning assets were 4.64%, an increase of 12 basis points over the 4.52% in the trailing quarter; net interest margin was 4.21%, a change of 13 basis points from 4.34% in the trailing quarter
•The average cost of total deposits were 0.25% for the quarter as compared to 0.10% in the trailing quarter and 0.04% in the same quarter of the prior year and, as a result, the Company's total cost of deposits have increased 21 basis points since FOMC rate actions began, which translates to a cycle to date deposit beta of 4.42%
•Deposit balances declined by $303.1 million or 3.64% versus the prior quarter and the Bank did not utilize brokered deposits or FRB borrowing facilities
"Despite the turmoil and challenges currently facing the community banking industry we are thankful to have built a franchise that is anchored by a diverse customer base that continues to demonstrate their trust in us by allowing us the privilege to deliver Services with Solutions," explained Rick Smith, President and Chief Executive Officer. Peter Wiese, EVP and Chief Financial Officer added, "We believe that TriCo's performance will be both positive and differentiated amongst our peers and competitors through a variety of possible economic scenarios."
CHICO, CA – (April 26, 2023) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $35.8 million for the quarter ended March 31, 2023, compared to $36.3 million during the trailing quarter ended December 31, 2022, and $20.4 million during the quarter ended March 31, 2022. Diluted earnings per share were $1.07 for the first quarter of 2023, compared to $1.09 for the fourth quarter of 2022 and $0.67 during the first quarter of 2022.
Financial Highlights
Performance highlights for the Company as of or for the three months ended March 31, 2023, included the following:
•For the quarter ended March 31, 2023, the Company’s return on average assets was 1.47%, while the return on average equity was 13.36%.
•Deposit balances for the quarter ended March 31, 2023, decreased by $303.1 million as compared to December 31, 2022. The deposit contraction during the quarter resulted in the loan to deposit ratio increasing to 80.0% as of March 31, 2023, as compared to 77.4% as of the trailing quarter.
•The efficiency ratio was 50.3% for the three months ended March 31, 2023, as compared to 51.8% for the trailing quarter.
•The provision for credit losses for loans and debt securities was approximately $4.2 million during the quarter ended March 31, 2023, as compared to a provision for credit losses of $4.2 million during the trailing quarter ended December 31, 2022, and a provision for credit losses of $8.3 million for the three-month period ended March 31, 2022.
•The allowance for credit losses to total loans was 1.69% as of March 31, 2023, compared to 1.64% as of the trailing quarter end, and 1.64% as of March 31, 2022. Non-performing assets to total assets were 0.20% at March 31, 2023, as compared to 0.25% as of December 31, 2022, and 0.17% at March 31, 2022.
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the period ended March 31, 2023, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	March 31,	December 31,
(dollars and shares in thousands, except per share data)	2023	2022	$ Change	% Change
Net interest income	$93,336	$98,900	$(5,564)	(5.6)%
Provision for credit losses	(4,195)	(4,245)	50	(1.2)%
Noninterest income	13,635	15,880	(2,245)	(14.1)%
Noninterest expense	(53,794)	(59,469)	5,675	(9.5)%
Provision for income taxes	(13,149)	(14,723)	1,574	(10.7)%
Net income	$35,833	$36,343	$(510)	(1.4)%
Diluted earnings per share	$1.07	$1.09	$(0.02)	(1.8)%
Dividends per share	$0.30	$0.30	$—	—%
Average common shares	33,296	33,330	(34)	(0.1)%
Average diluted common shares	33,438	33,467	(29)	(0.1)%
Return on average total assets	1.47%	1.45%
Return on average equity	13.36%	14.19%
Efficiency ratio	50.29%	51.81%

	Three months ended March 31,
(dollars and shares in thousands, except per share data)	2023	2022	$ Change	% Change
Net interest income	$93,336	$67,924	$25,412	37.4%
Provision for credit losses	(4,195)	(8,330)	4,135	(49.6)%
Noninterest income	13,635	15,096	(1,461)	(9.7)%
Noninterest expense	(53,794)	(46,447)	(7,347)	15.8%
Provision for income taxes	(13,149)	(7,869)	(5,280)	67.1%
Net income	$35,833	$20,374	$15,459	75.9%
Diluted earnings per share	$1.07	$0.67	$0.40	59.7%
Dividends per share	$0.30	$0.25	$0.05	20.0%
Average common shares	33,296	30,050	3,246	10.8%
Average diluted common shares	33,438	30,202	3,236	10.7%
Return on average total assets	1.47%	0.94%
Return on average equity	13.36%	8.19%
Efficiency ratio	50.29%	55.95%

Balance Sheet
Total loans outstanding, excluding PPP, grew to $6.42 billion as of March 31, 2023, an increase of 10.8% over the prior twelve months, and is entirely related to organic loan growth. As compared to December 31, 2022, total loans outstanding declined by $28.0 million or 1.7%. Investments increased to $2.58 billion as of March 31, 2023, an increase of 0.3% over the prior year quarter end. Quarterly average earning assets to quarterly total average assets were 91.4% at March 31, 2023, as compared to 91.4% and 92.9% at December 31, 2022, and March 31, 2022, respectively. The loan to deposit ratio was 80.0% at March 31, 2023, as compared to 77.4% and 67.2% at December 31, 2022, and March 31, 2022, respectively. During the current quarter and throughout the 2022 year, the Company held no brokered deposits and relied solely on short-term borrowings to fund cash flow timing differences.
Total shareholders' equity increased by $43.8 million during the quarter ended March 31, 2023, as a result of an improvement in accumulated other comprehensive losses of $24.4 million and net income of $35.8 million, partially offset by cash dividend payments on common stock of approximately $9.9 million. As a result, the Company’s book value was $32.84 per share at March 31, 2023, as compared to $31.39 and $32.78 at December 31, 2022, and March 31, 2022, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $23.22 per share at March 31, 2023, as compared to $21.76 and $23.04 at December 31, 2022, and March 31, 2022, respectively.

Trailing Quarter Balance Sheet Change

Ending balances	March 31,	December 31,		Annualized % Change
(dollars in thousands)	2023	2022	$ Change
Total assets	$9,842,394	$9,930,986	$(88,592)	(3.6)%
Total loans	6,422,421	6,450,447	(28,026)	(1.7)
Total investments	2,577,769	2,633,269	(55,500)	(8.4)
Total deposits	8,025,865	8,329,013	(303,148)	(14.6)
Total other borrowings	$434,140	$264,605	$169,535	256.3%
Loans outstanding declined by $28.0 million or 1.7% on an annualized basis during the quarter ended March 31, 2023. During the quarter, loan originations/draws totaled approximately $357.0 million while payoffs/repayments of loans totaled $389.0 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $470.0 million and $343.0 million, respectively. While management believes the loan pipeline remains sufficient to support the Company's objectives, origination activity continues to moderate due to customer sensitivity from the rising interest rate environment and the Company's continued focus on disciplined underwriting. Investment security balances decreased $55.5 million or 8.4% on an annualized basis as the result of prepayments/maturities totaling approximating $65.8 million and proceeds from sale of $24.2 million, partially offset by increases in the market value of securities of $34.6 million. Management seeks to utilize excess cash flows from the investment security portfolio to support loan growth or reduce borrowings thus resulting in an improved mix of earning assets. Deposit balances decreased by $303.1 million or 14.6% annualized during the period. Cash flow needs were supported by net increases in short-term FHLB advances which totaled $434.1 million as of the quarter ended March 31, 2023.
Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	March 31,	December 31,		Annualized % Change
(dollars in thousands)	2023	2022	$ Change
Total assets	$9,878,927	$9,932,931	$(54,004)	(2.2)%
Total loans	6,413,958	6,358,998	54,960	3.5
Total investments	2,587,285	2,624,062	(36,777)	(5.6)
Total deposits	8,218,576	8,545,172	(326,596)	(15.3)
Total other borrowings	$277,632	$85,927	$191,705	892.4%
Year Over Year Balance Sheet Change

Ending balances	As of March 31,			% Change
(dollars in thousands)	2023	2022	$ Change
Total assets	$9,842,394	$10,118,328	$(275,934)	(2.7)%
Total loans	6,422,421	5,851,975	570,446	9.7
Total loans, excluding PPP	6,420,903	5,795,370	625,533	10.8
Total investments	2,577,769	2,569,706	8,063	0.3
Total deposits	8,025,865	8,714,477	(688,612)	(7.9)
Total other borrowings	$434,140	$36,184	$397,956	1,099.8%
Non-PPP loan balances increased as a result of organic activities by approximately $625.5 million or 10.8% during the twelve-month period ending March 31, 2023. Over the same period deposit balances have declined by $688.6 million or 7.9%. The Company has offset these declines through the deployment of excess cash balances and proceeds from short-term FHLB borrowings. As of March 31, 2023, short-term borrowings from the FHLB totaled $394.1 million and had an interest rate of 5.11%.
Liquidity
The Company's primary sources of liquidity include the following for the periods indicated:

(dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Borrowing capacity at correspondent banks and FRB	$2,853,219	2,815,594	$2,540,995
Less: borrowings outstanding	(394,095)	(216,700)	—
Unpledged available-for-sale (AFS) investment securities	1,883,353	1,990,451	2,036,202
Cash held or in transit with FRB	67,468	56,910	969,558
Total primary liquidity	$4,409,945	$4,862,738.3	$5,546,755
At March 31, 2023, the Company's primary sources of liquidity represented 54.9% of total deposits and 190.7% of estimated total uninsured deposits, respectively. As a secondary source of liquidity, the Company's held-to-maturity investment securities had a fair value of $142.1 million, including approximately $9.9 million in net unrealized losses or 0.6% of after tax total shareholders' equity.

Net Interest Income and Net Interest Margin
During the twelve-month period ended March 31, 2023, the Federal Open Market Committee's (FOMC) actions have resulted in nine rate hike events for a cumulative increase in the Fed Funds Rate of 4.75%. During the same period the Company's yield on total loans (excluding PPP) increased 56 basis points to 5.21% for the three months ended March 31, 2023, from 4.65% for the three months ended March 31, 2022. Moreover, the tax equivalent yield on the Company's investment security portfolio increased by 1.34% to 3.23% during the twelve months ended March 31, 2023. The cost of total interest-bearing deposits and total interest-bearing liabilities increased by 37 basis points and 63 basis points respectively between the three-month periods ended March 31, 2023 and 2022. Since FOMC rate actions began, the Company's total cost of deposits has increased 21 basis points which translates to a cycle to date deposit beta of 4.42%.
The Company continues to manage its cost of deposits through the use of pricing strategies and delayed changes to the deposit rates offered to the general public. As of March 31, 2023, and December 31, 2022, total deposits priced utilizing these strategies totaled $731.9 million and $579.1 million, respectively, and carried weighted average rates of 2.68% and 1.64%, respectively.
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	March 31,	December 31,
(dollars in thousands)	2023	2022	Change	% Change
Interest income	$102,907	$102,989	$(82)	(0.1)%
Interest expense	(9,571)	(4,089)	(5,482)	134.1%
Fully tax-equivalent adjustment (FTE) (1)	392	440	(48)	(10.9)%
Net interest income (FTE)	$93,728	$99,340	$(5,612)	(5.6)%
Net interest margin (FTE)	4.21%	4.34%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,397	$1,751	$(354)	(20.2)%
Net interest margin less effect of acquired loan discount accretion(1)	4.15%	4.27%	(0.12)%
PPP loans yield, net:
Amount (included in interest income)	$5	$16	$(11)	(68.8)%
Net interest margin less effect of PPP loan yield (1)	4.21%	4.34%	(0.13)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,402	$1,767	$(365)	(20.7)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	4.15%	4.27%	(0.12)%

	Three months ended March 31,
(dollars in thousands)	2023	2022	Change	% Change
Interest income	$102,907	$69,195	$33,712	48.7%
Interest expense	(9,571)	(1,271)	(8,300)	653.0%
Fully tax-equivalent adjustment (FTE) (1)	392	283	109	38.5%
Net interest income (FTE)	$93,728	$68,207	$25,521	37.4%
Net interest margin (FTE)	4.21%	3.39%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,397	$1,323	$74	5.6%
Net interest margin less effect of acquired loan discount accretion(1)	4.15%	3.32%	0.83%
PPP loans yield, net:
Amount (included in interest income)	$5	$1,097	$(1,092)	(99.5)%
Net interest margin less effect of PPP loan yield (1)	4.21%	3.36%	0.85%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,402	$2,420	$(1,018)	(42.1)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	4.15%	3.29%	0.86%

(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.

Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or the discount is accreted (added to) interest income over the remaining life of the loan. The dollar impact of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the increase in interest rates, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, declined during 2023 as compared to 2022. During the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, purchased loan discount accretion was $1.4 million, $1.8 million, and $1.3 million, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$6,412,386	$82,410	5.21%	$6,357,250	$81,740	5.10%	$4,937,865	$56,648	4.65%
PPP loans	1,572	5	1.29%	1,748	16	3.63%	50,695	1,097	8.78%
Investments-taxable	2,398,235	18,916	3.20%	2,414,236	18,804	3.09%	2,313,204	10,223	1.79%
Investments-nontaxable (1)	189,050	1,699	3.64%	209,826	1,906	3.60%	143,873	1,225	3.45%
Total investments	2,587,285	20,615	3.23%	2,624,062	20,710	3.13%	2,457,077	11,448	1.89%
Cash at Federal Reserve and other banks	26,818	269	4.07%	93,390	963	4.09%	707,563	285	0.16%
Total earning assets	9,028,061	103,299	4.64%	9,076,450	103,429	4.52%	8,153,200	69,478	3.46%
Other assets, net	850,866			856,481			625,056
Total assets	$9,878,927			$9,932,931			$8,778,256
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,673,114	$387	0.09%	$1,709,494	$150	0.03%	$1,597,309	$84	0.02%
Savings deposits	2,898,463	4,154	0.58%	2,921,935	1,815	0.25%	2,571,023	327	0.05%
Time deposits	274,805	604	0.89%	251,218	205	0.32%	301,499	268	0.36%
Total interest-bearing deposits	4,846,382	5,145	0.43%	4,882,647	2,170	0.18%	4,469,831	679	0.06%
Other borrowings	277,632	2,809	4.10%	85,927	406	1.87%	44,731	5	0.05%
Junior subordinated debt	101,044	1,617	6.49%	101,030	1,513	5.94%	60,971	587	3.90%
Total interest-bearing liabilities	5,225,058	9,571	0.74%	5,069,604	4,089	0.32%	4,575,533	1,271	0.11%
Noninterest-bearing deposits	3,372,194			3,662,525			3,052,099
Other liabilities	194,202			184,334			141,400
Shareholders’ equity	1,087,473			1,016,468			1,009,224
Total liabilities and shareholders’ equity	$9,878,927			$9,932,931			$8,778,256
Net interest rate spread (1) (2)			3.90%			4.20%			3.35%
Net interest income and margin (1) (3)		$93,728	4.21%		$99,340	4.34%		$68,207	3.39%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended March 31, 2023, decreased $5.6 million or 5.6% to $93.7 million compared to $99.3 million during the three months ended December 31, 2022. In addition, net interest margin declined 13 basis points to 4.21%, compared to the trailing quarter. The decrease in net interest income is primarily attributed to an additional $3.0 million in deposit interest expense and $2.4 million in additional interest expense on other borrowings, both due to increases in interest rates as compared to the trailing quarter, respectively. Total interest income was effectively unchanged as compared to the trailing quarter, down $0.1 million or 0.1%.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, increased 56 basis points from 4.65% during the three months ended March 31, 2022, to 5.21% during the three months ended March 31, 2023. The accretion of discounts from acquired loans added 9 and 7 basis points to loan yields during the quarters ended March 31, 2023 and March 31, 2022, respectively.

The rates paid on interest bearing deposits increased by 25 basis points during the quarter ended March 31, 2023, compared to the trailing quarter. The cost of interest-bearing deposits increased by 37 basis points between the quarter ended March 31, 2023, and the same quarter of the prior year. In addition, the level of noninterest-bearing deposits decreased by $290.3 million quarter over quarter but remains $320.1 million above quarter ended March 31, 2022. As of March 31, 2023, the ratio of average total noninterest-bearing deposits to total average deposits was 41.0%, as compared to 42.9% and 40.6% at December 31, 2022 and March 31, 2022, respectively.

Interest Rates and Earning Asset Composition
During the quarter ended March 31, 2023, market interest rates, including many rates that serve as reference indices for variable rate loans and investment securities continued to increase. As noted above, these rate increases have continued to benefit growth in total interest income. As of March 31, 2023, the Company's loan portfolio consisted of approximately $6.4 billion in outstanding principal with a weighted average coupon rate of 5.0%. During the three-month periods ending March 31, 2023, December 31, 2022, and September 30, 2022, the weighted average coupon on loan production in the quarter was 6.55%, 6.25%, and 5.24%, respectively. Included in the March 31, 2023 loan total are variable rate loans totaling $3.6 billion, of which, $810.8 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities totaling $384.1 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended March 31, 2023, the Company recorded a provision for credit losses of $4.2 million, as compared to $4.2 million during the trailing quarter, and $8.3 million during the first quarter of 2022.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Addition to allowance for credit losses	$4,315	$4,300	$8,205
Addition to (reversal of) reserve for unfunded loan commitments	(120)	(55)	125
Total provision for credit losses	$4,195	$4,245	$8,330
The following table presents the activity in the allowance for credit losses on loans for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Balance, beginning of period	$105,680	$101,488	$85,376
ACL at acquisition for PCD loans	—	—	2,037
Provision for credit losses	4,315	4,300	8,205
Loans charged-off	(1,758)	(174)	(743)
Recoveries of previously charged-off loans	170	66	1,174
Balance, end of period	$108,407	$105,680	$96,049
The allowance for credit losses (ACL) was $108.4 million as of March 31, 2023, a net increase of $2.7 million over the immediately preceding quarter. The provision for credit losses of $4.3 million during the recent quarter was the net effect of increases in required reserves due to qualitative factors, individually analyzed credits and quantitative reserves under the cohort model. On a comparative basis, the provision for credit losses of $8.2 million during the three months ended March 31, 2022 was largely the result of day 1 required reserves from loans acquired in connection with the Valley Republic Bank merger in the same period. For the current quarter, the qualitative components of the ACL resulted in a net increase in required reserves totaling approximately $4.7 million due to increased uncertainty in US economic policy, and the ramifications on local and statewide unemployment rates. Meanwhile, the quantitative component of the ACL decreased reserve requirements by approximately $1.9 million over the trailing quarter due to improvement in needed in specific reserves on loans.
The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and included improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date, particularly CA unemployment trends. As compared to historical norms, inflation remains elevated from continued disruptions in the supply chain, wage pressures, and higher living costs such as housing and food prices Despite the expected continued benefit to the net interest income of the Company from the elevated rate environment, Management notes the rapid intervals of rate increases by the Federal Reserve and flattening or inversion of the yield curve, have boosted expectations of the US entering a recession within 12 months. As a result, management continues to believe that certain credit weakness are likely present in the overall economy and that it is appropriate to cautiously maintain a reserve level that incorporates such risk factors.

Loans past due 30 days or more increased by $2.9 million during the quarter ended March 31, 2023, to $7.9 million, as compared to $4.9 million at December 31, 2022. Non-performing loans were $16.0 million at March 31, 2023, a decrease of $5.3 million from $21.3 million as of December 31, 2022, and a decrease of $1.9 million from $14.1 million as of March 31, 2022. Of the $16.0 million loans designated as non-performing, approximately $10.2 million are less than 30 days past due as of March 31, 2023.
The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented:

	March 31,	% of Loans Outstanding	December 31,	% of Loans Outstanding	March 31,	% of Loans Outstanding
(dollars in thousands)	2023		2022		2022
Risk Rating:
Pass	$6,232,962	97.0%	$6,251,945	96.9%	$5,682,026	97.1%
Special Mention	125,492	2.0%	127,000	2.0%	120,684	2.1%
Substandard	63,967	1.0%	71,502	1.1%	49,265	0.8%
Total	$6,422,421		$6,450,447		$5,851,975

Classified loans to total loans	1.00%		1.11%		0.84%
Loans past due 30+ days to total loans	0.12%		0.08%		0.14%
The ratio of classified loans decreased to 1.00% as of March 31, 2023, as compared to 1.11% in the trailing quarter, but increased by 16 basis points from the equivalent period in 2022. The Company's criticized loan balances decreased during the current quarter by $9.0 million to $189.5 million as of March 31, 2023.
There were no changes to Other Real Estate Owned balances during the first quarter of 2023. As of March 31, 2023, other real estate owned consisted of nine properties with a carrying value of approximately $3.4 million.
Non-performing assets of $19.5 million at March 31, 2023, represented 0.20% of total assets, generally in line with the $24.8 million or 0.25% and $17.0 million or 0.17% as of December 31, 2022 and March 31, 2022, respectively.
Allocation of Credit Loss Reserves by Loan Type

	As of March 31, 2023		As of December 31, 2022		As of March 31, 2022
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$32,963	1.53%	$30,962	1.44%	$28,055	1.48%
CRE - Owner Occupied	14,559	1.50%	14,014	1.42%	12,071	1.42%
Multifamily	13,873	1.47%	13,132	1.39%	11,987	1.43%
Farmland	3,542	1.29%	3,273	1.17%	2,879	1.15%
Total commercial real estate loans	64,937	1.49%	61,381	1.41%	54,992	1.43%
Consumer:
SFR 1-4 1st Liens	11,920	1.48%	11,268	1.43%	10,669	1.50%
SFR HELOCs and Junior Liens	10,914	2.91%	11,413	2.90%	10,843	2.99%
Other	2,062	3.76%	1,958	3.45%	2,340	3.73%
Total consumer loans	24,896	2.02%	24,639	1.99%	23,852	2.10%

Commercial and Industrial	12,069	2.18%	13,597	2.39%	8,869	1.77%
Construction	5,655	2.50%	5,142	2.43%	7,437	2.45%
Agricultural Production	833	1.77%	906	1.48%	883	1.27%
Leases	17	0.20%	15	0.19%	16	0.20%
Allowance for credit losses	108,407	1.69%	105,680	1.64%	96,049	1.64%
Reserve for unfunded loan commitments	4,195		4,315		3,915
Total allowance for credit losses	$112,602	1.75%	$109,995	1.71%	$99,964	1.71%

For the periods presented in the table above and for purposes of calculating the "% of Loans Outstanding", PPP loans are included in the segment "Commercial and Industrial." PPP loans are fully guaranteed and therefore would not require any loss reserve allocation. Excluding the net outstanding balances of PPP loans from the ratio of the ACL to total loans results in a reserve ratio of approximately 1.69% as of March 31, 2023. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of March 31, 2023, the unamortized discount associated with acquired loans totaled $29.1 million.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	Change	% Change
ATM and interchange fees	$6,344	$6,826	$(482)	(7.1)%
Service charges on deposit accounts	3,431	4,103	(672)	(16.4)%
Other service fees	1,166	1,091	75	6.9%
Mortgage banking service fees	465	465	—	—%
Change in value of mortgage servicing rights	(209)	(142)	(67)	47.2%
Total service charges and fees	11,197	12,343	(1,146)	(9.3)%
Increase in cash value of life insurance	802	809	(7)	(0.9)%
Asset management and commission income	934	1,040	(106)	(10.2)%
Gain on sale of loans	206	197	9	4.6%
Lease brokerage income	98	172	(74)	(43.0)%
Sale of customer checks	288	296	(8)	(2.7)%
Loss on sale of investment securities	(164)	—	(164)	—%
Gain on marketable equity securities	42	6	36	600.0%
Other income	232	1,017	(785)	(77.2)%
Total other non-interest income	2,438	3,537	(1,099)	(31.1)%
Total non-interest income	$13,635	$15,880	$(2,245)	(14.1)%
Non-interest income decreased $2.2 million or 14.1% to $13.6 million during the three months ended March 31, 2023, compared to $15.9 million during the quarter ended December 31, 2022. Total service charges and fees declined by $1.1 million or 9.3% during the period, of which $0.9 million is due to waived or reversed fees related to the network outage disclosed in the Company's 8-K filed with the SEC on February 14, 2023. A loss on the sale of investment securities totaling $0.2 million was recorded during the quarter in connection with the Company's strategic sale of $24.3 million in available-for-sale securities. Other income decreased by $0.8 million, $0.6 million of which was non-recurring income recognized in the prior period for fees earned from the temporary sale of deposits.
The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Three months ended March 31,
(dollars in thousands)	2023	2022	Change	% Change
ATM and interchange fees	$6,344	$6,243	$101	1.6%
Service charges on deposit accounts	3,431	3,834	(403)	(10.5)%
Other service fees	1,166	882	284	32.2%
Mortgage banking service fees	465	463	2	0.4%
Change in value of mortgage servicing rights	(209)	274	(483)	(176.3)%
Total service charges and fees	11,197	11,696	(499)	(4.3)%
Increase in cash value of life insurance	802	638	164	25.7%
Asset management and commission income	934	887	47	5.3%
Gain on sale of loans	206	1,246	(1,040)	(83.5)%
Lease brokerage income	98	158	(60)	(38.0)%
Sale of customer checks	288	104	184	176.9%
Loss on sale of investment securities	(164)	—	(164)	—%
Gain (loss) on marketable equity securities	42	(137)	179	(130.7)%
Other income	232	504	(272)	(54.0)%
Total other non-interest income	2,438	3,400	(962)	(28.3)%
Total non-interest income	$13,635	$15,096	$(1,461)	(9.7)%
Non-interest income decreased $1.5 million or 9.7% to $13.6 million during the three months ended March 31, 2023, compared to $15.1 million during the quarter ended March 31, 2022. In addition to a decline in service charges and fees noted above, the declining mortgage related activity resulting from elevated interest rates reduced income recorded from the sale of loans by $1.0 million or 83.5%, as compared to the three months ended March 31, 2022.

Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	Change	% Change
Base salaries, net of deferred loan origination costs	$23,000	$22,099	$901	4.1%
Incentive compensation	2,895	6,211	(3,316)	(53.4)%
Benefits and other compensation costs	6,668	8,301	(1,633)	(19.7)%
Total salaries and benefits expense	32,563	36,611	(4,048)	(11.1)%
Occupancy	4,160	3,957	203	5.1%
Data processing and software	4,032	4,102	(70)	(1.7)%
Equipment	1,383	1,525	(142)	(9.3)%
Intangible amortization	1,656	1,702	(46)	(2.7)%
Advertising	759	1,249	(490)	(39.2)%
ATM and POS network charges	1,709	2,134	(425)	(19.9)%
Professional fees	1,589	1,111	478	43.0%
Telecommunications	595	638	(43)	(6.7)%
Regulatory assessments and insurance	792	815	(23)	(2.8)%
Postage	299	319	(20)	(6.3)%
Operational loss	435	235	200	85.1%
Courier service	339	616	(277)	(45.0)%
Gain on sale or acquisition of foreclosed assets	—	(235)	235	(100.0)%
Gain on disposal of fixed assets	—	(1)	1	(100.0)%
Other miscellaneous expense	3,483	4,691	(1,208)	(25.8)%
Total other non-interest expense	21,231	22,858	(1,627)	(7.1)%
Total non-interest expense	$53,794	$59,469	$(5,675)	(9.5)%
Average full-time equivalent staff	1,219	1,210	9	0.7%
Non-interest expense for the quarter ended March 31, 2023, decreased $5.7 million or 9.5% to $53.8 million as compared to $59.5 million during the trailing quarter ended December 31, 2022. Total salaries and benefits expense decreased by $4.0 million or 11.1%, led primarily by a $3.3 million reduction in incentive compensation expense. The Company also recorded approximately $2.0 million less in benefits and other compensation costs as compared to the trailing quarter, following the amendments to certain retirement plans announced in December of 2022. Advertising costs decreased $0.5 million or 39.2% during the quarter, connected to a decrease in media advertising for promotional campaigns. ATM and point of service network charges decreased $0.4 million or 19.9% to $1.7 million, primarily due to one-time card processing equipment conversion expenses of $0.3 million in the previous quarter. Professional fees increased by $0.5 million and included $0.7 million associated with the network outage disclosed in the Company's 8-K filed with the SEC on February 14, 2023. Finally, other miscellaneous expenses decreased $1.2 million or 25.8%, largely from $0.7 million less in appraisal and other loan costs.

The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended March 31,
(dollars in thousands)	2023	2022	Change	% Change
Base salaries, net of deferred loan origination costs	$23,000	$18,216	$4,784	26.3%
Incentive compensation	2,895	2,583	312	12.1%
Benefits and other compensation costs	6,668	5,972	696	11.7%
Total salaries and benefits expense	32,563	26,771	5,792	21.6%
Occupancy	4,160	3,575	585	16.4%
Data processing and software	4,032	3,513	519	14.8%
Equipment	1,383	1,333	50	3.8%
Intangible amortization	1,656	1,228	428	34.9%
Advertising	759	637	122	19.2%
ATM and POS network charges	1,709	1,375	334	24.3%
Professional fees	1,589	876	713	81.4%
Telecommunications	595	521	74	14.2%
Regulatory assessments and insurance	792	720	72	10.0%
Merger and acquisition expenses	—	4,032	(4,032)	(100.0)%
Postage	299	228	71	31.1%
Operational loss	435	(183)	618	(337.7)%
Courier service	339	414	(75)	(18.1)%
Loss on disposal of fixed assets	—	(1,078)	1,078	(100.0)%
Other miscellaneous expense	3,483	2,485	998	40.2%
Total other non-interest expense	21,231	19,676	1,555	7.9%
Total non-interest expense	$53,794	$46,447	$7,347	15.8%
Average full-time equivalent staff	1,219	1,084	135	12.5%
Generally, the increases in recurring non-interest expense items reflect the VRB merger closing on March 25, 2022, and therefore, related expenses for the combined entities, less certain realized cost savings, are largely only being captured within the most recent three months ended March 31, 2023. Total non-interest expense increased $7.3 million or 15.8% to $53.8 million during the three months ended March 31, 2023 as compared to $46.4 million for the quarter ended March 31, 2022. Total salaries and benefits expense increased by $5.8 million or 21.6% to $32.6 million, largely from a net increase of 135 full-time equivalent positions, 99 of which resulted from the aforementioned merger with VRB. Professional fees increased by $0.7 million which was directly associated with the network outage disclosed in the Company's 8-K filed with the SEC on February 14, 2023.

Provision for Income Taxes
The Company’s effective tax rate was 26.8% for the quarter ended March 31, 2023, as compared to 27.9% for the year ended December 31, 2022. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.
About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations impacts on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions on our ability to successfully market and price our products to consumers; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the continuing adverse impact on the U.S. economy, including the markets in which we operate due to the lingering effects of the COVID-19 global pandemic; the impact of a slowing U.S. economy and potentially increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of, and cost of, sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, commodities prices, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities, terrorism or geopolitical events; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, or identify and complete favorable transactions in the future, and/or realize the contemplated financial business benefits associated with any such activities; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the negative impact on our reputation and profitability in the event customers experience economic harm or in the event that regulatory violations are identified; the ability to execute our business plan in new lending markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level and direction of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effectiveness of the Company's asset management activities in improving, resolving or liquidating lower-quality assets; the effect of changes in the financial performance and/or condition of our borrowers; changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; the vulnerability of the Company's operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom the Company contracts, and the Company's customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information; changes to U.S. tax policies, including our effective income tax rate; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the transition away from the London Interbank Offered Rate toward new interest rate benchmarks; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the Securities and Exchange Commission (the “SEC”) and all subsequent filings with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Act of 1934, as amended. Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Revenue and Expense Data
Interest income	$102,907	$102,989	$96,366	$86,955	$69,195
Interest expense	9,571	4,089	2,260	1,909	1,271
Net interest income	93,336	98,900	94,106	85,046	67,924
Provision for credit losses	4,195	4,245	3,795	2,100	8,330
Noninterest income:
Service charges and fees	11,197	12,343	12,682	13,044	11,696
Loss on sale of investment securities	(164)	—	—	—	—
Other income	2,602	3,537	2,958	3,386	3,400
Total noninterest income	13,635	15,880	15,640	16,430	15,096
Noninterest expense (2):
Salaries and benefits	32,563	36,611	33,528	34,370	28,597
Occupancy and equipment	5,543	5,482	5,387	5,449	4,925
Data processing and network	5,741	6,236	5,143	5,468	5,089
Other noninterest expense	9,947	11,140	10,407	10,977	7,836
Total noninterest expense	53,794	59,469	54,465	56,264	46,447
Total income before taxes	48,982	51,066	51,486	43,112	28,243
Provision for income taxes	13,149	14,723	14,148	11,748	7,869
Net income	$35,833	$36,343	$37,338	$31,364	$20,374
Share Data
Basic earnings per share	$1.08	$1.09	$1.12	$0.93	$0.68
Diluted earnings per share	$1.07	$1.09	$1.12	$0.93	$0.67
Dividends per share	$0.30	$0.30	$0.30	$0.25	$0.25
Book value per common share	$32.84	$31.39	$29.71	$31.25	$32.78
Tangible book value per common share (1)	$23.22	$21.76	$19.92	$21.41	$23.04
Shares outstanding	33,195,250	33,331,513	33,332,189	33,350,974	33,837,935
Weighted average shares	33,295,750	33,330,029	33,348,322	33,561,389	30,049,919
Weighted average diluted shares	33,437,680	33,467,393	33,463,364	33,705,280	30,201,698
Credit Quality
Allowance for credit losses to gross loans	1.69%	1.64%	1.61%	1.60%	1.64%
Loans past due 30 days or more	$7,891	$4,947	$6,471	$5,920	$8,402
Total nonperforming loans	$16,025	$21,321	$17,471	$11,925	$14,088
Total nonperforming assets	$19,464	$24,760	$20,912	$15,304	$16,995
Loans charged-off	$1,758	$174	$267	$401	$743
Loans recovered	$170	$66	$311	$356	$1,174
Selected Financial Ratios
Return on average total assets	1.47%	1.45%	1.46%	1.24%	0.94%
Return on average equity	13.36%	14.19%	13.78%	11.53%	8.19%
Average yield on loans, excluding PPP	5.21%	5.10%	4.87%	4.70%	4.65%
Average yield on interest-earning assets	4.64%	4.52%	4.12%	3.76%	3.46%
Average rate on interest-bearing deposits	0.43%	0.18%	0.08%	0.07%	0.06%
Average cost of total deposits	0.25%	0.10%	0.04%	0.04%	0.04%
Average cost of total deposits and other borrowings	0.38%	0.12%	0.04%	0.02%	0.02%
Average rate on borrowings & subordinated debt	4.74%	4.07%	3.60%	3.12%	2.27%
Average rate on interest-bearing liabilities	0.74%	0.32%	0.17%	0.15%	0.11%
Net interest margin (fully tax-equivalent) (1)	4.21%	4.34%	4.02%	3.67%	3.39%
Loans to deposits	80.02%	77.45%	72.95%	69.81%	67.15%
Efficiency ratio	50.29%	51.81%	49.63%	55.45%	55.95%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,397	$1,751	$714	$1,677	$1,323
All other loan interest income (excluding PPP) (1)	$81,013	$79,989	$74,929	$67,277	$55,325
Total loan interest income (excluding PPP) (1)	$82,410	$81,740	$75,643	$68,954	$56,648

(1) Non-GAAP measure
(2) Inclusive of merger related expenses

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Cash and due from banks	$110,335	$107,230	$246,509	$488,868	$1,035,683
Securities, available for sale, net	2,408,452	2,455,036	2,482,857	2,608,771	2,365,708
Securities, held to maturity, net	152,067	160,983	168,038	176,794	186,748
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	226	1,846	247	1,216	1,030
Loans:
Commercial real estate	4,353,959	4,359,083	4,238,930	4,049,893	3,832,974
Consumer	1,233,797	1,240,743	1,217,297	1,162,989	1,136,712
Commercial and industrial	553,098	569,921	534,960	507,685	500,882
Construction	225,996	211,560	243,571	313,646	303,960
Agriculture production	47,062	61,414	71,599	71,373	69,339
Leases	8,509	7,726	7,933	7,835	8,108
Total loans, gross	6,422,421	6,450,447	6,314,290	6,113,421	5,851,975
Allowance for credit losses	(108,407)	(105,680)	(101,488)	(97,944)	(96,049)
Total loans, net	6,314,014	6,344,767	6,212,802	6,015,477	5,755,926
Premises and equipment	72,096	72,327	73,266	73,811	73,692
Cash value of life insurance	134,544	133,742	132,933	132,857	132,104
Accrued interest receivable	31,388	31,856	27,070	25,861	22,769
Goodwill	304,442	304,442	307,942	307,942	307,942
Other intangible assets	15,014	16,670	18,372	20,074	21,776
Operating leases, right-of-use	30,000	26,862	26,622	27,154	28,404
Other assets	252,566	257,975	262,971	224,536	169,296
Total assets	$9,842,394	$9,930,986	$9,976,879	$10,120,611	$10,118,328
Deposits:
Noninterest-bearing demand deposits	$3,236,696	$3,502,095	$3,678,202	$3,604,237	$3,583,269
Interest-bearing demand deposits	1,635,706	1,718,541	1,749,123	1,796,580	1,788,639
Savings deposits	2,807,796	2,884,378	2,924,674	3,028,787	2,993,873
Time certificates	345,667	223,999	303,770	327,171	348,696
Total deposits	8,025,865	8,329,013	8,655,769	8,756,775	8,714,477
Accrued interest payable	1,643	1,167	853	755	653
Operating lease liability	32,228	29,004	28,717	29,283	30,500
Other liabilities	157,222	159,741	153,110	155,529	126,348
Other borrowings	434,140	264,605	47,068	35,089	36,184
Junior subordinated debt	101,051	101,040	101,024	101,003	100,984
Total liabilities	8,752,149	8,884,570	8,986,541	9,078,434	9,009,146
Common stock	695,168	697,448	696,348	696,441	706,672
Retained earnings	564,538	542,873	516,699	491,705	479,868
Accum. other comprehensive loss, net of tax	(169,461)	(193,905)	(222,709)	(145,969)	(77,358)
Total shareholders’ equity	$1,090,245	$1,046,416	$990,338	$1,042,177	$1,109,182
Quarterly Average Balance Data
Average loans, excluding PPP	$6,412,386	$6,357,250	$6,162,267	$5,890,578	$4,937,865
Average interest-earning assets	$9,028,061	$9,076,450	$9,320,152	$9,330,059	$8,153,200
Average total assets	$9,878,927	$9,932,931	$10,131,118	$10,121,714	$8,778,256
Average deposits	$8,218,576	$8,545,172	$8,752,215	$8,743,320	$7,521,930
Average borrowings and subordinated debt	$378,676	$186,957	$139,919	$136,244	$105,702
Average total equity	$1,087,473	$1,016,468	$1,074,776	$1,091,454	$1,009,224
Capital Ratio Data
Total risk-based capital ratio	14.5%	14.2%	14.0%	14.1%	15.0%
Tier 1 capital ratio	12.7%	12.4%	12.2%	12.3%	13.1%
Tier 1 common equity ratio	12.0%	11.7%	11.4%	11.5%	12.3%
Tier 1 leverage ratio	10.2%	10.1%	9.6%	9.3%	10.8%
Tangible capital ratio (1)	8.1%	7.6%	6.9%	7.3%	8.0%

(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,397	$1,751	$1,323
Effect on average loan yield	0.09%	0.11%	0.11%
Effect on net interest margin (FTE)	0.06%	0.07%	0.07%
Net interest margin (FTE)	4.21%	4.34%	3.39%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	4.15%	4.27%	3.32%
PPP loans yield, net:
Amount (included in interest income)	$5	$16	$1,097
Effect on net interest margin (FTE)	—%	—%	0.03%
Net interest margin less effect of PPP loan yield (Non-GAAP)	4.21%	4.34%	3.36%
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,402	$1,767	$2,420
Effect on net interest margin (FTE)	0.06%	0.07%	0.10%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	4.15%	4.27%	3.29%

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$35,833	$36,343	$20,374
Exclude provision for income taxes	13,149	14,723	7,869
Exclude provision (benefit) for credit losses	4,195	4,245	8,330
Net income before income tax and provision expense (Non-GAAP)	$53,177	$55,311	$36,573

Average assets (GAAP)	$9,878,927	$9,932,931	$8,778,256
Average equity (GAAP)	$1,087,473	$1,016,468	$1,009,224

Return on average assets (GAAP) (annualized)	1.47%	1.45%	0.94%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	2.18%	2.21%	1.69%
Return on average equity (GAAP) (annualized)	13.36%	14.19%	8.19%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	19.83%	21.59%	14.70%

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Return on tangible common equity
Average total shareholders' equity	$1,087,473	$1,016,468	$1,009,224
Exclude average goodwill	304,442	306,192	226,676
Exclude average other intangibles	15,842	17,521	12,604
Average tangible common equity (Non-GAAP)	$767,189	$692,755	$769,944

Net income (GAAP)	$35,833	$36,343	$20,374
Exclude amortization of intangible assets, net of tax effect	1,166	1,199	865
Tangible net income available to common shareholders (Non-GAAP)	$36,999	$37,542	$21,239

Return on average equity	13.36%	14.19%	8.19%
Return on average tangible common equity (Non-GAAP)	19.56%	21.50%	11.19%

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,090,245	$1,046,416	$990,338	$1,042,177	$1,109,182
Exclude goodwill and other intangible assets, net	319,456	321,112	326,314	328,016	329,718
Tangible shareholders' equity (Non-GAAP)	$770,789	$725,304	$664,024	$714,161	$779,464

Total assets (GAAP)	$9,842,394	$9,930,986	$9,976,879	$10,120,611	$10,118,328
Exclude goodwill and other intangible assets, net	319,456	321,112	326,314	328,016	329,718
Total tangible assets (Non-GAAP)	$9,522,938	$9,609,874	$9,650,565	$9,792,595	$9,788,610

Shareholders' equity to total assets (GAAP)	11.08%	10.54%	9.93%	10.30%	10.96%
Tangible shareholders' equity to tangible assets (Non-GAAP)	8.09%	7.55%	6.88%	7.29%	7.96%

	Three months ended
(dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$770,789	$725,304	$664,024	$714,161	$779,464

Common shares outstanding at end of period	33,195,250	33,331,513	33,332,189	33,350,974	33,837,935

Common s/h equity (book value) per share (GAAP)	$32.84	$31.39	$29.71	$31.25	$32.78
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$23.22	$21.76	$19.92	$21.41	$23.04

*****************